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                                                                 Exhibit 99.1


                SYNTELLECT COMPLETES SALE OF PATENT PORTFOLIO:
                        DEAL NETS MINIMUM OF $9 MILLION

                   PROCEEDS TO SUPPORT CORE PRODUCT STRATEGY

                             FOR IMMEDIATE RELEASE

Media Contact:                Ann Conrad, Syntellect Inc., (800) 347-9907

Financial Contact:            Neal Miller, CFO Syntellect Inc. (800) 347-9907

For Investor Relations:       RCG Capital Markets Group, Inc. (602) 675-0400
                              Retail: Joe Dorame, Jim Estrada;
                              Analysts/Institutional: Kevin Mahoney
                              For additional information: www.regstockinfo.com


ATLANTA, October 27, 1997 -- Syntellect Inc. (NASDAQ:SYNL), a provider of interactive communications solutions for call centers, announced today that it has completed the sale of its patent portfolio. The transaction has a guaranteed minimum value of $9 million, based upon an initial payment of $5 million in cash and a note with a present value of approximately $4 million. In addition, Syntellect retains economic rights, including the right to pursue certain pending patent litigation.

"Since obtaining this patent portfolio in 1992 as part of Syntellect's acquisition of Dytel, we have redefined our core systems business,'' said Syntellect Chairman and Chief Executive Officer, Larry Bradner. "While we have pursued an active patent licensing program over the last several years, this portfolio has been an undervalued asset relative to the overall value of the Company."

"Today, we are focusing our energy on our Interactive Communications Management
(ICM) strategy, which incorporates Interactive Voice Response (IVR), Interactive Web Response (IWR) and Predictive Dialers with computer telephony integration," said Bradner. "We believe that the sale of this asset will result in an increase in the shareholder value of our Company, as well as provide additional capital and management focus in support our ICM solutions strategy."

Syntellect Inc. is a global leader in interactive communications. More than 3,000 organizations in 55 countries rely on Syntellect's advanced systems and services to communicate with their customers. Founded in 1984, Syntellect offers a comprehensive range of products and services including powerful interactive voice response and predictive dialing technology, as well as outsourced solutions through Syntellect Interactive Services. Syntellect is headquartered in Atlanta with regional operations in Phoenix and the United Kingdom. For more information, visit the Syntellect Web site at http://www.syntellect.com.

This press release and statements by the Company in reports to its stockholders and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information and are made pursuant to the safe harbor provision of the 1995 Private Securities Litigation Reform Act. Those statements made are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of the risks and uncertainties to which information respecting future events is subject, see the Company's periodic reports on Form 10-K and 10-Q.